Exhibit 10.5

Execution Version

SECURITIES ESCROW AGREEMENT

This Securities Escrow Agreement, dated as of December 14, 2023 (“Agreement”), by and among Bayview Acquisition Corp, a Cayman Islands exempted Company (the “Company”), the initial shareholders listed on Exhibit A attached hereto (each, an “Initial Shareholder” and collectively the “Initial Shareholders”) and Equiniti Trust Company, LLC, a New York limited liability trust company (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of December 14, 2023 (“Underwriting Agreement”), with Chardan Capital Markets, LLC (“Chardan”), acting as the representative of the underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 6,000,000 units (“Units”) of the Company, plus an additional 900,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one ordinary share of the Company, $0.0001 par value (“Ordinary Shares”) and one right, with each right entitling the holder thereof to receive one-tenth of one Ordinary Share upon the completion of an initial business combination, all as more fully described in the Company’s final Prospectus, dated December 14, 2023 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-275649) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on December 14, 2023 (“Effective Date”).

WHEREAS, the Initial Shareholders have agreed as a condition of the sale of the Units to deposit their founder shares and private units (each as defined in the Prospectus), as set forth opposite their respective names in Exhibit A attached hereto (“Escrow Shares” and “Escrow Units,” respectively, and collectively “Escrow Securities”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Securities. On or prior to the date hereof, the Initial Shareholders delivered to the Escrow Agent certificates representing such Initial Shareholders’ respective Escrow Securities, together with applicable stock powers, to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Shareholders acknowledges that the certificate representing such Initial Shareholder’s Escrow Securities are legended to reflect the deposit of such Escrow Securities under this Agreement.

3. Disbursement of the Escrow Securities.

4. The Escrow Agent shall hold the Escrow Securities during the period (the “Escrow Period”) commencing on the date hereof and (i) for 50% of each of the Escrow Shares and the Escrow Units held by each Initial Shareholder, until the earlier of (a) six months after the date of the consummation of the Company’s initial business combination (as described in the Registration Statement, hereinafter a “Business Combination”); or (b) the date on which the closing price of Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (ii) for the remaining Escrow Securities, until six months after the date of the consummation of a Business Combination. The Company shall promptly provide written notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Shareholder’s Escrow Securities (and any applicable stock power) to such Initial Shareholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Securities; provided further, however, that if, within the six months after the Company consummates a Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of such entity having the right to exchange their Ordinary Shares for cash, securities or other property, then the Escrow Agent will, upon receipt of a written notice executed by the Chair of the Board, Chief Executive Officer or other authorized officer of the Company, in a form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Securities to the Initial Shareholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Securities in accordance with this Section 3.

5. Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 900,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Initial Shareholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by each such holder determined by multiplying (a) the product of (i) 900,000 multiplied by (ii) a fraction, (x) the numerator of which is the number of Escrow Shares held by each such holder, and (y) the denominator of which is the total number of Escrow Shares, by (b) a fraction, (i) the numerator of which is 900,000 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 900,000. The Company shall promptly provide written notice to the Escrow Agent of the expiration or termination of the Underwriters’ over- allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

6. Rights of Initial Shareholders in Escrow Securities.

7. Voting Rights as a Shareholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Shareholder shall retain all of their rights as shareholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

8. Dividends and Other Distributions in Respect of the Escrow Securities. During the Escrow Period, all dividends payable in cash with respect to the Escrow Securities shall be paid to the Initial Shareholders, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Securities” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

9. Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Securities will be

(i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Company’s initial shareholders, or any affiliate of the Company’s initial shareholders; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) by virtue of the laws of the Cayman Islands or the memorandum and articles of association of the Company’s sponsor upon dissolution of the sponsor; (vii) in the event of the Company’s liquidation prior to the completion of a Business Combination; (viii) to the Company for no value for cancellation in connection with the consummation of a Business Combination; or (ix) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to the Company’s completion of a Business Combination; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Insider Letter (as defined below).

10. Insider Letter. Each of the Initial Shareholders has executed a letter agreement with Chardan and the Company, dated as indicated on Exhibit A hereto, and the form of which is filed as an exhibit to the Registration Statement (the “Insider Letter”), respecting the rights and obligations of such Initial Shareholder in certain events, including but not limited to the liquidation of the Company.

11. Concerning the Escrow Agent.

12. Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

13. Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

14. Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

15. Further Assurances. From time to time on and after the date hereof, the Company and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

16. Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Securities held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate.

17. Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

18. Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Escrow Agent’s liability shall be limited to fees paid by Company to Escrow Agent in the 12 months preceding the event giving rise to such liability.

19. Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

20. Miscellaneous.

21. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

22. Third Party Beneficiaries. The Initial Shareholders hereby acknowledge that Chardan is a third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of Chardan.

23. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

24. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

25. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

26. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Bayview Acquisition Corp

420 Lexington Avenue, Suite 2446

New York, NY 10170

Attn: Xin Wang, Chief Executive Officer

Email: xinaling@gmail.com

If to a Shareholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

Equiniti Trust Company

6201 12th Avenue

New York, NY 11219

Attn: Jessenia Poteat

Email: Jessenia.Poteat@equiniti.com

A copy (which copy shall not constitute notice) sent hereunder shall be sent to:

Chardan Capital Markets LLC

17 State Street, 21st Floor

New York, NY 10004

Attn: Elliot Gnedy

Email: EGnedy@Chardan.com

and:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston Texas 77002

Attn: Michael J. Blankenship

Email: mblankenship@winston.com

and:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Christian O. Nagler

Email: cnagler@kirkland.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

27. Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

IN WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

BAYVIEW ACQUISITION CORP

By:	/s/ Xin Wang
Name:	Xin Wang
Title:	Chief Executive Officer

INITIAL SHAREHOLDER:

Bayview Holding LP

By:	/s/ Taylor Zhang
Name:	Taylor Zhang
Title:	Manager

Peace Investment Holdings Limited

By:	/s/ Pengfei Zheng
Name:	Pengfei Zheng
Title	Manager

By:	/s/ Xin Wang
Name:	Xin Wang

By:	/s/ David Bamper
Name:	David Bamper

By:	/s/ Yuk Man Lau
Name:	Yuk Man Lau

By:	/s/ Dajiang Guo
Name:	Dajiang Guo

By:	/s/ Guohan Li
Name:	Guohan Li

By:	/s/ John DeVito
Name:	John DeVito

EQUINITI TRUST

COMPANY

By:	/s/ Carols Pinto
Name:	Carlos Pinto
Title:	Senior Vice President, Director

EXHIBIT A

Name and Address of Initial Shareholder[1]	Number of Shares	Number of Private Units	Date of Insider Letter
Bayview Holding LP	495,000	76,725	December 14, 2023
Peace Investment Holdings Limited	1,005,000	155,775	December 14, 2023

[1]The address of each of the individuals is c/o, Bayview Acquisition Corp, 420 Lexington Avenue, Suite 2446, New York, NY 10170.